Exhibit 99.4

Contact:	Karl Walquist
775-834-3891

Jennifer Schuricht
702-402-5241

NV Energy Files General Rate Case for Northern Nevada

LAS VEGAS – June 3, 2013 – NV Energy today submitted to the Public Utilities Commission of Nevada (PUCN) its legally required Electric General Rate Case and accompanying Gas General Rate Case filing for northern Nevada.

The filings seek to reduce the company’s overall electric revenue requirement by $9.4 million and increase the overall gas revenue requirement by $10.2 million.

While the revenue reduction results in an overall decrease in electric rates for northern Nevada commercial customers, who will see an average decrease of 2.81 percent, typical residential customers in northern Nevada will experience a less than two percent increase due to shifts in cost of service. As proposed, the monthly single-family residential electric customer bill of $83.58, based on average usage of 746 kWh, will increase to $85.06.

The typical residential gas customer will experience an increase of 11.04 percent. As proposed, the monthly single-family residential gas customer bill of $35.87, based on an average usage of 56 therms, will increase to $39.83.

The company is required to make the electric filing once every three years. The triennial filing seeks to recover investments and return associated with investments in generation, transmission and distribution additions, and operating and maintenance expenses.

New rates from these filings will become effective January 1, 2014. Over the next 210 days, the PUCN will gather data, have a consumer session, and hold hearings before issuing a decision.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a combined service territory of nearly 46,000 square miles, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

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